Exhibit 99.1

SAULCENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter 2012 Earnings

March 7, 2013, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended December 31, 2012 (“2012 Quarter”). Total revenue for the 2012 Quarter increased to $48.3 million from $46.8 million for the quarter ended December 31, 2011 (“2011 Quarter”). Operating income, which is net income available to common stockholders before income attributable to noncontrolling interests and preferred stock dividends, increased to $9.1 million for the 2012 Quarter from $8.7 million for the 2011 Quarter. Net income available to common stockholders was $5.7 million ($0.29 per diluted share) for the 2012 Quarter compared to $3.7 million ($0.19 per diluted share) for the 2011 Quarter. Included in the results for the 2012 Quarter is a $3.5 million gain on sale of the 55,000 square foot Belvedere Gardens shopping center, located in Baltimore, Maryland, which was partially offset by $1.1 million of acquisition costs related to the acquisition of two properties located along Rockville Pike in Montgomery County, Maryland.

Same property revenue increased 1.9% for the 2012 Quarter compared to the 2011 Quarter, and same property operating income increased 1.4%. Same property comparisons exclude the results of properties not in operation for the entirety of the comparable reporting periods. Shopping center portfolio same property operating income increased 3.6% and mixed-use portfolio same property operating income decreased 7.9%. The same property results were adversely impacted by Van Ness Square, where rental income has decreased as a result of the Company entering into early lease termination agreements with tenants to position the property for redevelopment. If Van Ness Square was excluded, overall same property operating income would have increased 3.2% and mixed-use same property operating income would have increased 1.1%.

For the year ended December 31, 2012 (“2012 Year”), total revenue increased to $190.1 million from $173.9 million for the year ended December 31, 2011 (“2011 Year”). Operating income increased to $36.2 million for the 2012 Year from $34.0 million for the 2011 Year. Net income available to common stockholders was $18.2 million ($0.93 per diluted share) for the 2012 Year compared to $11.6 million ($0.61 per diluted share) for the 2011 Year. The primary sources of the revenue increase were additional revenue from the shopping centers acquired in 2011 ($9.7 million) and from Clarendon Center ($4.9 million). The primary sources of increased operating income were the core portfolio ($4.1 million) and the shopping centers acquired in

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2011 ($1.1 million), partially offset by Van Ness Square predevelopment expenses ($2.7 million). Included in the results for the 2012 Year are gains on property sales of $4.5 million, which were partially offset by acquisition costs of $1.1 million.

Same property revenue increased 1.0% and same property operating income increased 1.8% for the 2012 Year compared to the 2011 Year. Shopping center portfolio same property operating income increased 2.0% and mixed-use portfolio same property operating income increased 0.6%. The same property results were adversely impacted by Van Ness Square. If Van Ness Square was excluded, overall same property operating income would have increased 2.6% and mixed-use same property operating income would have increased 5.0%. The increase in the mixed-use properties was primarily due to improved operating performance at Washington Square.

As of December 31, 2012, 91.7% of the commercial portfolio was leased (all properties except the apartments at Clarendon Center, which were 100% leased), compared to 90.1% at December 31, 2011. On a same property basis, 91.9% of the portfolio was leased compared to the prior year level of 90.7%. The 2012 leasing percentages were impacted by a net increase of 107,000 square feet of leased space, primarily caused by the leasing of a portion of the space vacated by major shopping center tenants in 2011.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 3.2% to $14.6 million ($0.54 per diluted share) in the 2012 Quarter from $15.1 million ($0.58 per diluted share) in the 2011 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items. The primary causes for decreased FFO in the 2012 Quarter were increased acquisition costs ($1.1 million) and predevelopment expenses ($0.8 million), which were partially offset by improved overall portfolio operating results ($1.4 million).

FFO available to common shareholders for the 2012 Year increased 19.5% to $60.1 million ($2.26 per diluted share) from $50.3 million ($2.03 per diluted share) for the 2011 Year. FFO increased primarily as a result of (a) the shopping centers acquired in 2011 ($4.7 million), the core portfolio ($3.9 million), and Clarendon Center ($1.0 million), (b) reduced acquisition costs ($1.4 million) and (c) a change in the fair value of the Company’s interest rate swaps ($1.4 million), the combined impact of which was partially offset by predevelopment expenses ($2.7 million).

During 2012, Saul Centers incurred acquisition costs of $1.1 million related to the purchase of two operating shopping center properties intended for future redevelopment in Rockville, Maryland. The first property, 1500 Rockville Pike, a 6.7 acre property with 53,000

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rentable square feet located near the Twinbrook Metro Station, was acquired for $23.0 million, including acquisition costs. The second property, 5541 Nicholson Lane, a 1.1 acre property with 20,000 rentable square feet located adjacent to the Company’s 11503 Rockville Pike property near the White Flint Metro Station, was acquired for $12.2 million, including acquisition costs. The two properties are currently zoned for 1.1 million square feet of rentable mixed-use space.

The Company sold two properties during 2012 and recognized a combined gain on sale of $4.5 million. In July, the Company sold the 77,000 square foot and 11.7% leased West Park shopping center in Oklahoma City, Oklahoma, and in December, the 55,000 square foot and 34.2% leased Belvedere Gardens shopping center in Baltimore, Maryland.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 59 community and neighborhood shopping center and mixed-use properties totaling 9.5 million square feet of leasable area. Over 85% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Real estate investments
Land	$353,890	$324,183
Buildings and equipment	1,109,911	1,092,533
Construction in progress	2,267	1,129

	1,466,068	1,417,845
Accumulated depreciation	(353,305)	(326,397)

	1,112,763	1,091,448
Cash and cash equivalents	12,133	12,323
Accounts receivable and accrued income, net	41,406	39,094
Deferred leasing costs, net	26,102	25,876
Prepaid expenses, net	3,895	3,868
Deferred debt costs, net	7,713	7,090
Other assets	3,297	12,870

Total assets	$1,207,309	$1,192,569

Liabilities
Mortgage notes payable	$789,776	$823,871
Revolving credit facility payable	38,000	8,000
Dividends and distributions payable	13,490	13,219
Accounts payable, accrued expenses and other liabilities	27,434	22,992
Deferred income	31,320	31,281

Total liabilities	900,020	899,363

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	201	193
Additional paid-in capital	246,557	217,829
Accumulated deficit and other comprehensive loss	(158,383)	(147,522)

Total Saul Centers, Inc. stockholders’ equity	267,703	249,828
Noncontrolling interest	39,586	43,378

Total stockholders’ equity	307,289	293,206

Total liabilities and stockholders’ equity	$1,207,309	$1,192,569

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue
Base rent	$38,917	$37,520	$152,777	$138,486
Expense recoveries	7,685	7,188	30,391	28,368
Percentage rent	436	473	1,545	1,503
Other	1,249	1,667	5,379	5,521

Total revenue	48,287	46,848	190,092	173,878

Operating expenses
Property operating expenses	6,265	6,611	23,794	24,715
Provision for credit losses	390	255	1,151	1,880
Real estate taxes	5,428	4,593	22,325	18,435
Interest expense and amortization of deferred debt costs	11,923	12,723	49,544	45,324
Depreciation and amortization of deferred leasing costs	10,364	10,065	40,112	35,298
General and administrative	3,971	3,854	14,274	14,256
Predevelopment expenses	797	—	2,667	—

Total operating expenses	39,138	38,101	153,867	139,908

Operating income	9,149	8,747	36,225	33,970
Acquisition related costs	(1,129)	(21)	(1,129)	(2,534)
Change in fair value of derivatives	38	42	36	(1,332)
Gain on casualty settlement	—	47	219	245

Income from continuing operations	8,058	8,815	35,351	30,349

Discontinued operations:
Loss from operations of property sold	(50)	—	(81)	(55)
Gain on property sale	3,453	—	4,510	—

Income (loss) from discontinued operations	3,403	—	4,429	(55)

Net income	11,461	8,815	39,780	30,294
Income attributable to the noncontrolling interests	(1,978)	(1,293)	(6,406)	(3,561)

Net income attributable to Saul Centers, Inc.	9,483	7,522	33,374	26,733
Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

Net income available to common stockholders	$5,698	$3,737	$18,234	$11,593

Per share net income available to common stockholders:
Diluted	$0.29	$0.19	$0.93	$0.61

Weighted average common stock:
Common stock	19,914	19,233	19,650	18,889
Effect of dilutive options	50	34	50	60

Diluted weighted average common stock	19,964	19,267	19,700	18,949

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$11,461	$8,815	$39,780	$30,294
Less: Gains on property dispositions	(3,453)	(47)	(4,729)	(245)
Add: Real property depreciation and amortization	10,364	10,065	40,112	35,298
Add: Real property depreciation - discontinued operations	9	27	77	102

FFO	18,381	18,860	75,240	65,449
Less: Preferred dividends	(3,785)	(3,785)	(15,140)	(15,140)

FFO available to common shareholders	$14,596	$15,075	$60,100	$50,309

Weighted average shares:
Diluted weighted average common stock	19,964	19,267	19,700	18,949
Convertible limited partnership units	6,914	6,914	6,914	5,791

Diluted & converted weighted average shares	26,878	26,181	26,614	24,740

Per share amounts:
FFO available to common shareholders (diluted)	$0.54	$0.58	$2.26	$2.03

Reconciliation of net income to same property operating income:
Net income	$11,461	$8,815	$39,780	$30,294
Add: Interest expense and amortization of deferred debt costs	11,923	12,723	49,544	45,324
Add: Interest expense - discontinued operations	10	38	49	151
Add: Depreciation and amortization of deferred leasing costs	10,364	10,065	40,112	35,298
Add: Real property depreciation - discontinued operations	9	27	77	102
Add: General and administrative	3,971	3,854	14,274	14,256
Add: Predevelopment expenses	797	—	2,667	—
Add: Acquisition related costs	1,129	21	1,129	2,534
Less: Change in fair value of derivatives	(38)	(42)	(36)	1,332
Less: Gains on property dispositions	(3,453)	(47)	(4,729)	(245)
Less: Interest income	(28)	(11)	(136)	(76)

Property operating income	36,145	35,443	142,731	128,970
Less: Acquisitions & developments	(3,233)	(3,000)	(23,099)	(11,405)

Total same property operating income	$32,912	$32,443	$119,632	$117,565

Shopping centers	$27,304	$26,354	$96,279	$94,354
Mixed-Use properties	5,608	6,089	23,353	23,211

Total same property operating income	$32,912	$32,443	$119,632	$117,565

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions (sales of properties and casualty settlements). FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.